Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Petrohawk Energy Corporation:

We consent to the use of our report dated October 15, 2004, with respect to the combined balance sheets of Wynn-Crosby 1994, Ltd., Wynn-Crosby 1995, Ltd., Wynn-Crosby 1996, Ltd., Wynn-Crosby 1997, Ltd., Wynn-Crosby 1998, Ltd., Wynn-Crosby 1999, Ltd., Wynn-Crosby 2000, Ltd., Wynn-Crosby 2002, Ltd., certain oil and gas properties of Wildcard Oil and Gas and certain non-revenue producing assets of Wynn-Crosby Energy, Inc. (collectively “Wynn-Crosby”) as of December 31, 2003 and 2002, and the related combined statements of income, owners’ investment and cash flows for each of the years in the three-year period ended December 31, 2003, and incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report of Wynn-Crosby covering the December 31, 2003 combined financial statements refers to a change in accounting for derivative instruments and hedging activities as of January 1, 2001 and to a change in accounting for asset retirement obligations as of January 1, 2003.

/s/	KPMG LLP Dallas, Texas June 21, 2005